Exhibit 4.13

SIRENZA MICRODEVICES, INC.

REGISTRATION RIGHTS AGREEMENT

January 30, 2004

SIRENZA MICRODEVICES, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of January 30, 2004 by and among Sirenza Microdevices, Inc., a Delaware corporation (the “Company”), and the persons and entities (each, an “Holder” and collectively, the “Holders”) listed on Exhibit A hereto. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Company’s largest stockholders, John and Susan Ocampo (the “Ocampos”), have expressed a desire to sell shares of common stock having an aggregate value of approximately $25,000,000-$30,000,000 (representing more than 10% of the Company’s outstanding common stock based on recent trading prices);

WHEREAS, the Board of Directors of the Company has considered the possible negative effects that a sale by the Ocampos would have on the trading price of the common stock;

WHEREAS, notwithstanding such effect, the sale by the Ocampos would result in a significant increase in the public float for the Company’s common stock without any further dilution to the Company’s existing stockholders;

WHEREAS, in addition to increasing the public float of the Company’s common stock, such a sale by the Ocampos would reduce the controlling interest of the Ocampos in the Company and alleviate existing stockholder concerns regarding such control;

WHEREAS, the registration of the Ocampo shares and their inclusion in any public offering by the Company would result in an orderly and managed distribution of the shares on the public market;

WHEREAS, the Board of Directors believes it is in the best interests of the Company and its stockholders to register the shares of common stock of the Ocampos and any other interested management selling stockholders for sale under the Securities Act of 1933, as amended, and to include such shares in any primary underwritten offering of the Company of its common stock effected pursuant to the Company’s recently filed shelf registration statement for the registration of $75,000,000 in securities;

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1

Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b) “Common Stock” means the Common Stock of the Company.

(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(d) “Indemnified Party” shall have the meaning set forth in Section 2.4(c) hereto.

(e) “Indemnifying Party” shall have the meaning set forth in Section 2.4(c) hereto.

(f) “Registrable Securities” shall mean (i) up to 3,750,000 shares of Common Stock held of record by the Ocampos or their children or trusts and partnerships affiliated with the Ocampos and their children and (ii) up to 250,000 shares of Common Stock in the aggregate held by or issuable upon exercise of outstanding options held by Robert Van Buskirk, Guy Krevet and Walter G. Baker.

(g) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(h) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company (which shall be paid in any event by the Company).

(i) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(j) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(k) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of any separate counsel for any Holder.

Section 2

Registration Rights

2.1 Registration Coincident with Company Shelf Registration.

(a) Shelf Registration. In connection with the filing by the Company of a universal shelf registration statement on Form S-3 pursuant to Rule 415 registering $75,000,000 of shares of common stock and preferred stock, warrants, depositary shares and debt securities (the “Shelf Securities”) on or prior to March 1, 2004 (the “Shelf Registration”), the Company will use its commercially reasonable efforts to include in such registration or to simultaneously register on a separate registration statement on Form S-3 (and include in any related qualification under blue sky laws or other compliance), and in any subsequent underwriting involving the Shelf Securities, all of the Registrable Securities.

(b) Underwriting. If the Company undertakes a registered public offering involving an underwriting pursuant to the Shelf Registration, the Company shall so advise the Holders. In such event, such Holder shall participate in such underwriting and include such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters or the Company may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all Holders, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to other holders of securities of the Company with registration rights senior to the Holders, and (iii) third, to the Holders requesting to include Registrable Securities in such registration statement and to other holders of securities of the Company with pari passu registration rights, based on the pro rata percentage of Registrable Securities held by such Holders and such other holders, assuming conversion.

If a Holder does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded may also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting may be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it prior to or subsequent to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(d) Consent of Company Required. Notwithstanding any other term of this Agreement to the contrary, no Holder may effect a sale or transfer of the Registrable Securities pursuant to the registration statement filed by the Company hereunder without the Company’s prior consent, which it may withhold in its absolute discretion. Nothing in the foregoing sentence shall restrict a Holder from selling or transferring any Registrable Securities without the Company’s consent in compliance with Rule 144 promulgated under the Securities Act.

2.2 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Section 2.1 hereof shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.3 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, and subject to Section 2.1(c) above, the Company will use its commercially reasonable efforts to:

(a) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(b) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(c) To register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(d) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(e) To furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and reasonably satisfactory to a majority in interest of the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.4 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.4(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.4(b) exceed the gross proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 2.4 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.4, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.4 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.5 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.6 Market Stand-Off Agreement. If requested by the Company or an underwriter of Common Stock (or other securities) of the Company, each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for the period requested by the Company or such underwriter (up to 180 days) in connection with an registered underwritten public offering by the Company. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.6.

2.7 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Transfer or Assignment of Registration Rights. The rights granted to a Holder by the Company under this Section 2 may not be transferred or assigned.

2.9 No Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company may, without the prior consent of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or junior or senior to the registration rights granted to the Holders hereunder.

2.10 Termination of Registration Rights. Unless terminated earlier, the rights of any Holder to request registration or inclusion in any registration pursuant to Section 2.1 shall terminate two (2) years after the date of this Agreement.

Section 3

Miscellaneous

3.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Ocampos. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the Ocampos will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

3.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail] or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to the Company, one copy should be sent to Sirenza Microdevices, Inc., 303 S. Technology Court, Broomfield, CO 80021, facsimile (303) 327-3483 , Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to Steven Bernard, WSGR, 650 Page Mill Road, Palo Alto, California 94304.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors.

3.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Colorado as applied to agreements entered into among Colorado residents to be performed entirely within Colorado, without regard to principles of conflicts of law.

3.4 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.5 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

3.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

3.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

3.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

3.10 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

3.11 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Broomfield County in the State of Colorado (or in the event of exclusive federal jurisdiction, the courts of the District of Colorado).

3.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

3.13 Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale, lease or other conveyance of all substantially all of the assets of the Company.

3.14 Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Articles or its Bylaws, the terms of the Company’s Articles or its Bylaws, as the case may be, will control.

3.15 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement effective as of the day and year first above written.

SIRENZA MICRODEVICES, INC. a Delaware corporation

By:	/s/ Robert Van Buskirk

	Name:	Robert Van Buskirk

	Title:	President and CEO

For and on behalf of the persons and entities affiliated with the Ocampos listed on Exhibit A hereto:

/s/ JOHN OCAMPO

JOHN OCAMPO

/s/ SUSAN OCAMPO

SUSAN OCAMPO

/s/ ROBERT VAN BUSKIRK

ROBERT VAN BUSKIRK

/s/ GUY KREVET

GUY KREVET

/s/ WALTER G. BAKER

WALTER G. BAKER

EXHIBIT A

HOLDERS

Robert Van Buskirk

Guy Krevet

Walter G. Baker

Ocampo Holders:

John Ocampo

Susan Ocampo

John and Susan Ocampo, Trustees, Ocampo Family Trust UA 5-31-01.

John and Susan Ocampo, Trustees, Ocampo 2001 Charitable Trust dated 9-23-01.

Samat Partners, a California limited partnership.

Susan Ocampo, as custodian for the Ocampos’ children.

Various trusts for the benefit of the Ocampo’s children, under which the Ocampos are co-trustees.